UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

ABEONA THERAPEUTICS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

ABEONA THERAPEUTICS INC.

SUPPLEMENT TO PROXY STATEMENT

For the 2020 Annual Meeting of Stockholders on May 20, 2020

On April 10, 2020, Abeona Therapeutics Inc. (the “Company”) filed its definitive proxy statement in connection with its 2020 annual meeting of stockholders (the “Annual Meeting”). On April 15, 2020, after the filing of the proxy statement, Brian J.G. Pereira, M.D. and Shawn Tomasello were appointed to the Company’s Board of Directors (the “Board”). Dr. Pereira will serve as a Class 3 director whose term will expire at the Company’s annual meeting of stockholders to be held in 2022, and Ms. Tomasello will serve as a Class 2 director whose term will expire at the Company’s annual meeting of stockholders to be held in 2021. In addition, Dr. Pereira has been appointed Executive Chairman.

As disclosed in the proxy statement, Mark J. Alvino and Richard Van Duyne had submitted their resignations from the Board effective upon their respective replacements being nominated and appointed. As a result of the appointments of Dr. Pereira and Ms. Tomasello, the resignations of Messrs. Alvino and Van Duyne were effective as of April 15, 2020 and they are no longer members of our Board. In addition, as disclosed in the proxy statement, Steven H. Rouhandeh had submitted his resignation as Executive Chairman effective the earlier of June 30, 2020 or the date the Board appointed a new Executive Chairman. Mr. Rouhandeh’s resignation from the Executive Chairman position became effective upon Dr. Pereira’s appointment as Executive Chairman on April 15, 2020. Mr. Rouhandeh will continue to serve his term as a Class 2 director until his term expires at the annual meeting of stockholders to be held in 2021.

This proxy statement supplement dated April 23, 2020 has been prepared to provide stockholders with information regarding Dr. Pereira and Ms. Tomasello that would have been included in the proxy statement had Dr. Pereira and Ms. Tomasello been appointed prior to the filing of the proxy statement, as well as updates regarding certain other corporate governance developments. You are not being asked to vote for or ratify the appointment of Dr. Pereira or Ms. Tomasello at the Annual Meeting because neither Class 3 nor Class 2 directors are being elected by Company stockholders at the Annual Meeting. The Company is providing this additional material solely for informational purposes.

Except as described in this proxy statement supplement, the information in the proxy statement continues to apply and should be considered in voting your shares. To the extent that information in this proxy statement supplement differs from or updates information contained in the proxy statement, the information in this proxy statement supplement is more current.

Election of Directors and Appointment of New Executive Chairman

On April 15, 2020, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), elected Brian J.G. Pereira, M.D. and Shawn Tomasello to the Board. Dr. Pereira will not be appointed to serve on any committees of the Board. Ms. Tomasello is expected to be appointed to serve as a member of the Audit Committee and of the Nominating Committee. Dr. Pereira and Ms. Tomasello were each nominated to the Board pursuant to a letter agreement dated as of December 20, 2019, in which the Company granted to affiliates of Great Point Partners, LLC the right to nominate two members to our Board, including a new Executive Chairman.

2

Dr. Pereira, 61, is a veteran biopharmaceutical and healthcare leader with experience in financing and growing companies. He has been President & CEO and member of the Board of Directors of Visterra, Inc. since 2013 and continues to serve in this role after Visterra’s acquisition by Otsuka in August 2018. Dr. Pereira previously served as President & CEO of AMAG Pharmaceuticals, where he raised four financing rounds at increasing valuations and built the clinical development, manufacturing, supply-chain and commercial infrastructure for Feraheme. Prior to AMAG Pharmaceuticals, Dr. Pereira held senior roles at Tufts Medical Center, including President and CEO of a Tufts Medical Center Physician Organization and interim COO. Dr. Pereira is Chairman of the Board of Directors of Africa Healthcare Network and serves on the Boards of KalVista Pharmaceuticals, Cullinan Pearl Corp., and the American India Foundation. He has previously served as Chairman of the Board of Directors of NephroPlus, Opsonix, and Biodel, and as member of the Board of Directors of several private and public companies, including AMAG Pharmaceuticals, Satellite Healthcare, Tengion and Aksys. He is an Adjunct Professor of Medicine at Tufts University School of Medicine and has authored over 200 published scientific articles. Dr. Pereira received his medical degree (MBBS) from St. John’s Medical College, MD (Medicine) and DM (Nephrology) from the Post Graduate Institute and MBA from Kellogg School of Management at Northwestern University. Dr. Pereira’s qualifications to serve on our Board include his extensive leadership experience in the life sciences industry and as an accomplished academic.

Ms. Tomasello, 61, served as Chief Commercial Officer of Kite Pharma, Inc. from December 2015 to July 2018, where she was a key executive in Kite’s acquisition by Gilead Sciences, Inc. for $11.9 billion in October 2017. Prior to joining Kite Pharma, Ms. Tomasello was the Chief Commercial Officer at Pharmacyclics LLC, now a subsidiary of AbbVie Inc. Ms. Tomasello has extensive strategic experience in building world class organizations encompassing commercial, compliance, regulatory, pricing, and medical affairs functions. She currently serves on the public board of directors for Principia Biopharma, Urogen Pharma, Mesoblast Ltd. and Gamida Cell. She also currently serves on the privately held board of directors of CentrexionTherapeutics. Ms. Tomasello served as board director for Clementia, which was acquired by Ipsen in 2018. From October 2015 until February 2020, Ms. Tomasello served on the board of directors of Diplomat Pharmacy, Inc., until its acquisition by United Health Group. She has served on the board of BIONJ and has been a member of the advisory board for Healthcare Businesswomen’s Association (HBA). Ms. Tomasello received her B.S. in Marketing from the University of Cincinnati and her M.B.A. from Murray State University, KY. Ms. Tomasello’s qualifications to serve on our Board include over 30 years of commercial experience in the pharmaceutical and biotech industries.

Neither Dr. Pereira nor Ms. Tomasello have received any grants of Company securities in connection with their appointments to the Board. However, Dr. Pereira received options to purchase 930,000 shares of common stock of the Company. Such options were granted as an inducement grant under Nasdaq Listing Rule 5635(c)(4) and outside of the Company’s 2015 Equity Incentive Plan, but will have terms and conditions consistent with those set forth in that plan. The options will vest over a four-year period in accordance with the Plan and the Company’s standard vesting schedule.

Neither Dr. Pereira nor Ms. Tomasello beneficially own any shares of the Company’s common stock. There is no family relationship among either Dr. Pereira or Ms. Tomasello and any of the Company’s directors or executive officers.

For Dr. Pereira’s services as Executive Chairman, he will receive an annual retainer of $375,000, payable in accordance with regular payroll practice of the Company. Dr. Pereira will also be entitled to an annual bonus opportunity, with a target range equal to 50% of his annual retainer and prorated for any partial year of service. Any such bonus will be contingent on Dr. Pereira’s satisfaction of objective and subjective performance goals established by the Board.

For her service on the Board, Ms. Tomasello will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described under the “Director Compensation” section of the Company’s proxy statement.

Based upon information requested from and provided by Ms. Tomasello concerning her background, employment and affiliations, including family relationships, the Board has determined that Ms. Tomasello is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules and that she satisfies the independence standards established by the Securities and Exchange Commission (the “SEC”) and Nasdaq Listing Rules for members of the Audit Committee.

3

Other Governance Developments

As a result of Mr. Alvino’s resignation effective upon Dr. Pereira’s appointment to the Board, the Company’s Board is no longer comprised of a majority of independent directors. Currently, the Board has four independent directors—Ms. Tomasello, Stephen B. Howell, M.D., Stefano Buono, and Todd Wider, M.D.—and four non-independent directors—Dr. Pereira, Mr. Rouhandeh, Christine Silverstein, and João Siffert, M.D. In addition, with the departure of Mr. Alvino from the Board’s Audit Committee, the Audit Committee does not currently comprise of at least three independent directors who also meet the heightened criteria for independence under applicable Nasdaq and SEC rules. Due to Mr. Alvino’s departure, the Board has determined that the Company does not have an “audit committee financial expert” serving on the Audit Committee, as that term is defined under Item 407(d)(5)(ii) of Regulation S-K.

The Board and its Nominating Committee are in the process of identifying and selecting a suitable candidate to join the Board who would qualify as “independent,” meet the Audit Committee membership criteria under applicable Nasdaq and SEC rules, and qualify as an “audit committee financial expert” under Regulation S-K, and have hired an independent recruiting firm to assist in identifying such a candidate. However, this process has been delayed due to the coronavirus (COVID-19) pandemic, as the Board’s members have shifted much of their focus to overseeing the Company through the challenges resulting from the pandemic. Nevertheless, the Board and the Nominating Committee remain committed to identifying and selecting a suitable candidate to serve on the Board and its Audit Committee as soon as possible.

In connection with their departure from the Board, Messrs. Alvino and Van Duyne also resigned from all of the Board committees on which they served. Subject to Ms. Tomasello’s appointment to the Nominating Committee and the Audit Committee, the Nominating Committee will now consist of Mr. Buono (Chairman), Dr. Howell, and Ms. Tomasello; the Audit Committee will now consist of Dr. Wider (Chairman) and Ms. Tomasello; and the Compensation Committee now consists of Dr. Howell (Chairman) and Dr. Wider.

4